Exhibit 99.1

QUEST DIAGNOSTICS TO ACQUIRE AMERIPATH
IN A TRANSACTION VALUED AT $2 BILLION

--Establishes Leading Position in Cancer Diagnostics with a Focus on Dermatopathology,
Anatomic Pathology and Molecular Diagnostics --

-- Strengthens Leadership in Hospital and Esoteric Testing --

-- Enhances Position as World’s Premier Diagnostic Testing Company --

LYNDHURST, N.J. and PALM BEACH GARDENS, FL, April 16, 2007 -- Quest Diagnostics Incorporated (NYSE: DGX), the leading provider of diagnostic testing, information and services, and AmeriPath, Inc., a national diagnostic testing company, announced today that Quest Diagnostics has signed a definitive agreement to acquire AmeriPath in an all cash transaction valued at approximately $2 billion, including approximately $770 million in debt at closing. AmeriPath, a company controlled by Welsh, Carson, Anderson and Stowe IX, L.P., is a leading provider of dermatopathology, anatomic pathology and esoteric testing with annualized revenues in excess of $800 million.

“This acquisition will establish our leading position in cancer diagnostics with a focus on dermatopathology, anatomic pathology and molecular diagnostics,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer, Quest Diagnostics. “AmeriPath is respected for its leadership in dermatopathology and anatomic pathology, two of the fastest growing segments in diagnostic testing. Additionally, its Specialty Laboratories will further strengthen our hospital and esoteric testing business. The acquisition will accelerate Quest Diagnostics’ revenue and earnings growth and provide compelling benefits for patients, physicians, hospitals and payers through enhanced customer service and expanded test offerings.”

AmeriPath, Inc. operates three divisions. Dermpath Diagnostics has an industry-leading team of over 80 board-certified dermatopathologists who interpret 2.4 million biopsies annually. Its anatomic pathology division, which operates under the AmeriPath brand, has expertise in gastroenterology, urology, oncology and women’s health. Specialty Laboratories, its esoteric testing business, is a leading full-service clinical laboratory serving hospitals, reference laboratories and physicians nationwide. AmeriPath has approximately 400 pathologists and clinical scientists and has nearly 4,000 employees.

“AmeriPath and Quest Diagnostics share a deep commitment to providing the highest quality diagnostic services to physicians and their patients,” said Donald E. Steen, Chairman and Chief Executive Officer, AmeriPath. “The joining together of our companies will facilitate and accelerate our mission of becoming the leader in the innovative delivery of quality pathology disease management services.”

The transaction is expected to be completed during the second quarter of 2007 and is subject to the satisfaction of customary conditions, including regulatory clearance. The acquisition is expected to have minimal impact to Quest Diagnostics’ 2007 earnings per share and be modestly accretive to 2008 earnings per share, before anticipated charges related to the transaction.

Quest Diagnostics intends to pay for the transaction, refinance AmeriPath’s existing debt, and the debt from the HemoCue acquisition completed earlier this year with the proceeds of a new $1 billion one-year bridge loan and a new five-year $1.5 billion term loan, both committed to be underwritten by Morgan Stanley. The bridge loan is expected to be refinanced shortly after the closing.

Conference Call Scheduled
Quest Diagnostics will discuss the transaction during a conference call for investors today. During the call, the company will not discuss its first quarter 2007 earnings, which will be released on April 19, 2007. Details for today’s call are as follows:

Time:	8:30 a.m. Eastern Time
Dial-in:	1-888-454-5684
Password:	Investor

To hear a simulcast of the call over the Internet or a replay, registered analysts may access StreetEvents at: www.streetevents.com; and all others may access the Quest Diagnostics website at: www.questdiagnostics.com. In addition, a replay of the call will be available from 11 a.m. today through 11 p.m. on May 14 to investors in the U.S. by dialing 888-568-0349. Investors outside the U.S. may dial 203-369-3465. No password is required for either number.

About Welsh, Carson, Anderson and Stowe IX, L.P
Welsh, Carson, Anderson and Stowe is one of the largest and most successful private equity investment firms in the United States. Since its founding in 1979, Welsh Carson has organized 14 investment partnerships with capital of more than $16 billion.

About AmeriPath
AmeriPath, a leading national provider of physician-based anatomic pathology, dermatopathology and molecular diagnostic services to physicians, hospitals, clinical laboratories and surgery centers, supports community-based medicine by helping physicians provide excellent and effective care for their patients. A team of sub- specialized pathologists and Ph.D. scientists provide medical expertise, diagnostic quality, and personal consultation services. AmeriPath’s team of approximately 400 highly trained, board-certified pathologists provide medical diagnostics services in outpatient laboratories owned, operated and managed by AmeriPath, as well as in hospitals and ambulatory surgical centers.

About Quest Diagnostics
Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release, which are not historical facts or information, may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, statements concerning the financial condition, results of operations and businesses of Quest Diagnostics and AmeriPath. The benefits expected to result from the contemplated transaction are based on management’s current expectations and estimates, and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, the risk that the conditions relating to regulatory clearance might not be satisfied in a timely manner or at all, risks relating to the integration of the technologies and businesses of Quest Diagnostics and AmeriPath, unanticipated expenditures, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated and AmeriPath 2006 Forms 10-K and subsequent filings.

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